Exhibit 16.2

March 25, 2016

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Diffusion Pharmaceuticals Inc.’s Form 8-K/A dated March 25, 2016, and have the following comments:

1.	We agree with the statements made in paragraphs one through four.
2.	We have no basis to agree or disagree with the statements made in paragraphs five and six.

Yours truly,

/s/ Deloitte & Touche LLP